                                                                    Exhibit 99.1



The Kroger Co.
Supplemental Consolidated Statement of Operations
Three years ended January 2, 1999
(In millions, except per share amounts)




                                                                      1998        1997        1996
                                                                    --------    --------    --------

Sales ...........................................................   $ 43,082    $ 33,927    $ 29,701
Merchandise costs, including warehousing and transportation .....     32,058      25,468      22,486
                                                                    --------    --------    --------
  Gross profit ..................................................     11,024       8,459       7,215

Operating, general and administrative ...........................      7,783       6,060       5,292
Rent ............................................................        619         465         393
Depreciation and amortization ...................................        837         592         480
Merger related costs ............................................        269          --          --
                                                                    --------    --------    --------
  Operating profit ..............................................      1,516       1,342       1,050

Interest expense ................................................        645         388         349
                                                                    --------    --------    --------
  Earnings before income tax expense and extraordinary loss .....        871         954         701

Tax expense .....................................................        377         365         265
                                                                    --------    --------    --------
  Earnings before extraordinary loss ............................        494         589         436

Extraordinary loss, net of income tax benefit ...................       (257)       (124)         (3)
                                                                    --------    --------    --------
  Net earnings ..................................................   $    237    $    465    $    433
                                                                    ========    ========    ========

Basic earnings per common share:
  Earnings before extraordinary loss ............................   $   1.21    $   1.64    $   1.32
  Extraordinary loss ............................................      (0.63)      (0.34)      (0.01)
                                                                    --------    --------    --------
     Net earnings ...............................................   $   0.58    $   1.30    $   1.31
                                                                    ========    ========    ========

Average number of common shares used in basic calculation .......        408         359         331

Diluted earnings per common share:
  Earnings before extraordinary loss ............................   $   1.16    $   1.58    $   1.27
  Extraordinary loss ............................................      (0.60)      (0.33)      (0.01)
                                                                    --------    --------    --------
     Net earnings ...............................................   $   0.56    $   1.25    $   1.26
                                                                    ========    ========    ========

Average number of common shares used in diluted calculation .....        426         372         343



--------------------------------------------------------------------------------

                   The accompanying notes are an integral part
             of the supplemental consolidated financial statements.

The Kroger Co.
Supplemental Consolidated Balance Sheet
January 2, 1999 and December 27, 1997
(In millions, except per share amounts)



                                                              1998        1997
                                                            --------    --------
ASSETS
Current assets
  Cash ..................................................   $    299    $    183
  Receivables ...........................................        587         509
  Inventories ...........................................      3,493       3,040
  Prepaid and other current assets ......................        692         530
                                                            --------    --------
      Total current assets ..............................      5,071       4,262

Property, plant and equipment, net ......................      7,220       5,724
Goodwill, net ...........................................      3,847       1,323
Other assets ............................................        503         409
                                                            --------    --------
      Total Assets ......................................   $ 16,641    $ 11,718
                                                            ========    ========

LIABILITIES
Current liabilities
  Current portion of long-term debt .....................   $    311    $     30
  Accounts payable ......................................      2,926       2,548
  Salaries and wages ....................................        639         489
  Other current liabilities .............................      1,574       1,069
                                                            --------    --------
      Total current liabilities .........................      5,450       4,136

Long-term debt ..........................................      7,848       5,491
Other long-term liabilities .............................      1,426       1,174
                                                            --------    --------
      Total Liabilities .................................     14,724      10,801
                                                            --------    --------

SHAREOWNERS' EQUITY
Preferred stock, $100 par, 5 million shares
  authorized and unissued ...............................         --          --
Common stock, $1 par, 1 billion shares
  authorized: 438 million shares issued in 1998 and
  406 million shares issued in 1997 .....................        438         406
Additional paid-in capital ..............................      2,351       1,498
Accumulated deficit .....................................       (421)       (658)
Common stock in treasury, at cost; 25 million shares in
    1998 and 22 million shares in 1997  .................       (451)       (329)
                                                            --------    --------
    Total Shareowners' Equity ...........................      1,917         917
                                                            --------    --------
    Total Liabilities and Shareowners' Equity ...........   $ 16,641    $ 11,718
                                                            ========    ========



--------------------------------------------------------------------------------

                   The accompanying notes are an integral part
             of the supplemental consolidated financial statements.

The Kroger Co.
Supplemental Consolidated Statement of Cash Flows
Three years ended January 2, 1999
(In millions)


                                                                      1998       1997       1996
                                                                    -------    -------    -------
Cash Flows From Operating Activities:
  Net earnings ..................................................   $   237    $   465    $   433
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
     Extraordinary loss .........................................       257        124          3
     Depreciation ...............................................       745        576        479
     Goodwill amortization ......................................        92         16          1
     Deferred income taxes ......................................       (49)        81         54
     Other ......................................................       101        (16)        10
     Changes in operating assets and liabilities net of effects from acquisitions of businesses:
         Inventories ............................................        86       (198)      (224)
         Receivables ............................................       (56)       (76)       (36)
         Accounts payable .......................................        93         65         24
         Other current liabilities ..............................       255         76         93
         Other ..................................................        77         --       (106)
                                                                    -------    -------    -------
           Net cash provided by operating activities ............     1,838      1,113        731
                                                                    -------    -------    -------

Cash Flows From Investing Activities:
  Capital expenditures ..........................................    (1,646)      (942)      (914)
  Proceeds from sale of assets ..................................        96        104        135
  Decrease (increase) in other investments ......................       114         12       (133)
  Payments for acquisitions, net of cash acquired ...............       (86)      (354)        --
  Other .........................................................        57          2         13
                                                                    -------    -------    -------
           Net cash used by investing activities ................    (1,465)    (1,178)      (899)
                                                                    -------    -------    -------

Cash Flows From Financing Activities:
  Proceeds from issuance of long-term debt ......................     5,307      2,520        382
  Reductions in long-term debt ..................................    (5,089)    (2,411)      (390)
  Debt prepayment costs .........................................      (308)      (127)        (4)
  Financing charges incurred ....................................      (118)       (33)       (18)
  Increase (decrease) in book overdrafts ........................       (44)        (7)       217
  Proceeds from issuance of capital stock .......................       122        269         57
  Treasury stock purchases ......................................      (122)       (85)       (70)
  Other .........................................................        (5)        (8)        (9)
                                                                    -------    -------    -------
           Net cash provided (used) by financing activities .....      (257)       118        165
                                                                    -------    -------    -------

Net increase (decrease) in cash and temporary cash investments ..       116         53         (3)
Cash and temporary cash investments:
    Beginning of year ...........................................       183        130        133
                                                                    -------    -------    -------
    End of year .................................................   $   299    $   183    $   130
                                                                    =======    =======    =======

Supplemental disclosure of cash flow information:
    Cash paid during the year for interest ......................   $   635    $   402    $   354
    Cash paid during the year for income taxes ..................       172        199        204
    Non-cash changes related to purchase acquisitions:
      Fair value of assets acquired .............................     2,209      1,986         --
      Goodwill recorded .........................................     2,389      1,252         --
      Value of stock issued .....................................      (652)      (765)        --
      Liabilities assumed .......................................    (3,791)    (2,047)        --

--------------------------------------------------------------------------------
                   The accompanying notes are an integral part
             of the supplemental consolidated financial statements.

The Kroger Co.
Supplemental Consolidated Statement of Changes in Shareowners' Equity (Deficit) Three years ended January 2, 1999
(In millions)



                                                Common Stock                     Treasury Stock
                                              ------------------               ------------------
                                                                  Additional
                                                                    Paid-In                        Accumulated
                                              Shares     Amount     Capital     Shares     Amount    Deficit     Total
                                              -------    -------    -------    -------    -------    -------    -------
Balances at December 31, 1995                     349    $   349    $   462         19    $  (244)   $(1,556)   $  (989)
Issuance of common stock:
   Stock options exercised                          6          6         49         --         --         --         55
   Other                                            3          3          5         --         --         --          8
Treasury stock purchases                           --         --         --          5        (70)        --        (70)
Tax benefits from exercise of stock options        --         --         23         --         --         --         23
Net income                                         --         --         --         --         --        433        433
                                              -------    -------    -------    -------    -------    -------    -------

Balances at December 28, 1996                     358        358        539         24       (314)    (1,123)      (540)
Issuance of common stock:
   Stock options exercised                          7          7         70         --         --         --         77
   KUI acquisition                                  2          2         34         --         --         --         36
   Hughes acquisition                              10         10        182         --         --         --        192
   Smith's acquisition                             33         33        687         --         --         --        720
   Other                                            1          1         12         --         --         --         13
Treasury stock purchases                           --         --         --          3        (85)        --        (85)
Tax benefits from exercise of stock options        --         --         40         --         --         --         40
Retirement of treasury stock                       (5)        (5)       (66)        (5)        70         --         (1)
Net income                                         --         --         --         --         --        465        465
                                              -------    -------    -------    -------    -------    -------    -------

Balances at December 27, 1997                     406        406      1,498         22       (329)      (658)       917
Issuance of common stock:
   Stock options exercised                         10         10        111         --         --         --        121
   Ralphs acquisition                              22         22        631         --         --         --        653
   Other                                           --         --         10         --         --         --         10
Treasury stock purchases                           --         --         --          3       (122)        --       (122)
Tax benefits from exercise of stock options        --         --        101         --         --         --        101
Net income                                         --         --         --         --         --        237        237
                                              -------    -------    -------    -------    -------    -------    -------

Balances at January 2, 1999                       438    $   438    $ 2,351         25    $  (451)   $  (421)   $ 1,917
                                              =======    =======    =======    =======    =======    =======    =======



--------------------------------------------------------------------------------

                   The accompanying notes are an integral part
             of the supplemental consolidated financial statements.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
             -------------------------------------------------------

         All dollar amounts are in millions except per share amounts.

 1.      ACCOUNTING POLICIES

         The following is a summary of the significant accounting policies followed in preparing these financial statements:

         Basis of Presentation and Principles of Consolidation
         -----------------------------------------------------

         The accompanying financial statements include the consolidated accounts of The Kroger Co. and its subsidiaries ("Kroger"), and Fred Meyer, Inc. and its subsidiaries ("Fred Meyer") which were merged with Kroger on May 27, 1999 (See note 2). Amounts included in the supplemental consolidated financial statements for Fred Meyer as of January 2, 1999 and December 27, 1997 and for the years ended January 2, 1999, December 27, 1997 and December 28, 1996 relate to Fred Meyer's fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997, respectively. Significant intercompany transactions and balances have been eliminated. References to the "Company" mean the consolidated company.

         The supplemental consolidated financial statements of Kroger have been prepared to give retroactive effect to the merger with Fred Meyer. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Kroger and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

         Pervasiveness of Estimates
         --------------------------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

         Inventories
         -----------

         Inventories are stated at the lower of cost (principally LIFO) or market. Approximately 97% of inventories for 1998 and 94% of inventories for 1997 were valued using the LIFO method. Cost for the balance of the inventories is determined using the FIFO method. Replacement cost is higher than the carrying amount by $530 at January 2, 1999 and $520 at December 27, 1997.

         Property, Plant and Equipment
         -----------------------------

         Property, plant and equipment are stated at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or remaining terms of leases. Buildings and land improvements are depreciated based on lives varying from ten to 40 years. Equipment depreciation is based on lives varying from three to 15 years. Leasehold improvements are amortized over their useful lives, which vary from four to 25 years. Depreciation expense was $745 in 1998, $576 in 1997, and $479 in 1996.

         Interest costs on significant projects constructed for the Company's own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.

         Goodwill
         --------

         Goodwill is generally being amortized on a straight-line basis over 40 years. Accumulated amortization was approximately $115 at January 2, 1999 and $23 at December 27, 1997.

         Impairment of Long-Lived Assets
         -------------------------------

         The Company reviews and evaluates long-lived assets for impairment when events or circumstances indicate costs may not be recoverable. The net book value of long-lived assets is compared to expected undiscounted future cash flows. An impairment loss would be recorded for the excess of net book value over the fair value of the asset impaired.

         Interest Rate Protection Agreements
         -----------------------------------

         The Company uses interest rate swaps and caps to hedge a portion of its borrowings against changes in interest rates. The interest differential to be paid or received is accrued as interest expense. Gains and losses from the disposition of hedge agreements are deferred and amortized over the term of the related agreements.

         Advertising Costs
         -----------------

         The Company's advertising costs are expensed as incurred and included in merchandise costs in the Supplemental Consolidated Statement of Operations. Advertising expenses amounted to $489 in 1998, $375 in 1997 and $342 in 1996.

         Deferred Income Taxes
         ---------------------

         Deferred income taxes are recorded to reflect the tax consequences of differences between the tax bases of assets and liabilities and their financial reporting bases. See note 6 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

         Comprehensive Income
         --------------------

         The Company has no items of other comprehensive income in any period presented. Therefore, net earnings as presented in the Supplemental Consolidated Statement of Operations equals comprehensive income.

         Supplemental Consolidated Statement of Cash Flows
         -------------------------------------------------

         For purposes of the Supplemental Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment.

         Segments
         --------

         The Company operates retail food and drug stores, multi-department stores and convenience stores in the Midwest, South and West. The Company's retail operations, which represents approximately 98% of consolidated sales, is its only reportable segment. All of the Company's operations are domestic.

 2.      BUSINESS COMBINATIONS

         On May 27, 1999, Kroger issued 156 million shares of Kroger common stock in connection with a merger, for all of the outstanding common stock of Fred Meyer Inc., which operates stores primarily in the Western region of the United States. On March 9, 1998, Fred Meyer issued 41 million of shares of Fred Meyer common stock in connection with a merger, for all of the outstanding stock of Quality Food Centers, Inc. ("QFC"), a supermarket chain operating in the Seattle/Puget Sound region of Washington state, and in Southern California. The mergers were accounted for as poolings of interests, and the accompanying financial statements have been restated to give effect to the consolidated results of Kroger, Fred Meyer, and QFC for all years presented.

         The accompanying supplemental Consolidated Financial Statements reflect the consolidated results as follows:


                                                 Kroger      Fred Meyer                   Consolidated
                                               Historical     Company           QFC          Company
                                               ----------    ----------       ------      ------------
         1998
          Sales                                 $28,203       $14,879         $    -         $43,082
          Extraordinary loss, net of
            income tax benefit                      (39)         (218)             -            (257)
          Net earnings                              411          (174)             -             237
          Diluted earnings per common share        1.55         (1.09)             -            0.56

         1997
          Sales                                 $26,567       $ 5,481         $1,879         $33,927
          Extraordinary loss, net of
           income tax benefit                       (32)          (92)             -            (124)
          Net earnings                              412            13             40             465
          Diluted earnings per common share        1.57          0.19           1.95            1.25

         1996
          Sales                                 $25,171       $ 3,725         $  805         $29,701
          Extraordinary loss, net of
           income tax benefit                        (3)            -              -              (3)
          Net earnings                              350            59             24             433
          Diluted earnings per common share        1.35          1.05           1.71            1.26


         Prior period financial statements of Fred Meyer have been restated to conform with accounting practices of Kroger with respect to certain inventory related costs and the capitalization policy for property, plant and equipment. As a result of the restatement Fred Meyer retained earnings at December 31, 1995 was reduced by $3. In addition, the restatement reduced Fred Meyer net earnings by $11 in 1998 and $1 in 1997. The effect of the conforming adjustments on 1996 net earnings was not material.

         On March 10, 1998, Fred Meyer acquired Food 4 Less Holdings, Inc. ("Ralphs/Food 4 Less"), a supermarket chain operating primarily in Southern California by issuing 22 million shares of common stock to the Ralphs/Food 4 Less stockholders. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Ralphs/Food 4 Less from the date of acquisition.

         On September 9, 1997, Fred Meyer acquired Smith's, a regional supermarket and drug store chain operating in the Intermountain and Southwestern regions of the United States, by issuing 33 million shares of common stock to the Smith's stockholders. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Smith's from the date of acquisition.

         On March 19, 1997, QFC acquired the principal operations of Hughes Markets, Inc. ("Hughes"), a supermarket chain operating in Southern California and a 50% interest in Santee Dairies, Inc., one of the largest dairy plants in California. The merger was effected through the acquisition of 100% of the outstanding voting securities of Hughes for approximately $361 cash, 10 million shares of common stock, and the assumption of

         $33 of indebtedness of Hughes. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Hughes from the date of acquisition.

         On February 14, 1997, QFC acquired the principal operations of Keith Uddenberg, Inc. ("KUI"), a supermarket chain operating in the western and southern Puget Sound region of Washington. The merger was effected through the acquisition of the outstanding voting securities of KUI for $35 cash, 2 million shares of common stock and the assumption of approximately $24 of indebtedness of KUI. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of KUI from the date of acquisition.

         Fred Meyer also completed other acquisitions and divestitures during 1998. These acquisitions do not have a material effect on the consolidated operating results and, therefore, are not included in the pro forma data presented below.

         The following unaudited pro forma information presents the results of operations assuming the Ralphs/Food 4 Less, Smith's, Hughes, and KUI acquisitions occurred at the beginning of each period presented. In addition, the following unaudited pro forma information gives effect to refinancing certain debt as if such refinancing occurred at the beginning of each period presented:

                                                        1998        1997
                                                      -------     -------
         Sales                                        $43,628     $41,517
         Earnings before extraordinary loss               444         560
         Net earnings                                     187         309
         Diluted earnings per common share:
          Earnings before extraordinary loss             1.06        1.35
          Net earnings                                    .45         .75

         The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the beginning of each period nor is it necessarily indicative of future operating results.

         In conjunction with purchase acquisitions, the Company accrued certain costs associated with closing and divesting of certain acquired facilities and severance payments to terminate employees of the acquired companies. The following table presents the activity in the Company's accrued purchase liabilities:


                                          Facility
                                          Closure      Employee
                                           Costs       Severance       Total
                                          --------     ---------      ------
         Balance at December 28, 1996      $   -         $   -         $   -
           Additions                          23             9            32
           Payments                           (4)           (1)           (5)
                                           -----         -----        ------
         Balance at December 27, 1997         19             8            27
           Additions                         122            22           144
           Payments                          (13)           (2)          (15)
           Adjustment to severance accrual     -            (3)           (3)
                                           -----         -----        ------

         Balance at January 2, 1999        $ 128         $  25        $  153
                                           =====         =====        ======


         Facility Closure Costs
         ----------------------

         The Company acquired certain idle facilities in its purchase acquisitions including 63 closed stores, four closed warehouses and one vacant parcel all of which are leased. The Company also acquired 16 stores that the California Attorney General required be divested and 17 stores that were duplicate facilities. Divestitures of thirteen stores have been completed and 7 of the duplicate facilities have been closed. The remaining 10 duplicate stores are expected to close by the end of 1999. Facility closure costs accrued include obligations for future contractual lease payments, net of sublease income, and closure costs.

         Employee Severance
         ------------------

         Employee severance relates to 24 employees that have been terminated and 73 employees that will be terminated in the future. Under severance agreements, the severance will be paid over a period not to exceed three years following the date of termination.

 3.      MERGER RELATED COSTS

         Fred Meyer is in the process of implementing its plan to integrate Fred Meyer Stores, Ralphs/Food 4 Less, Smith's, QFC and Hughes, resulting in merger related costs of $269 in 1998. The integration plan includes the consolidation of distribution, information systems, and administrative functions, conversion of 78 store banners, closure of seven stores, and transaction costs incurred to complete the mergers. The costs were reported in the periods in which cash was expended except for $26 that was accrued for liabilities incurred to discontinue activities and retain key employees and an $83 charge to write-down assets. The following table presents components of the merger related costs:



                                                                1998
                                                               -----
         CHARGES RECORDED AS CASH EXPENDED
           Distribution consolidation                          $  16
           Systems integration                                    50
           Store conversions                                      48
           Transaction costs                                      34
           Administration integration                             12
                                                               -----
                                                                 160

         NONCASH ASSET WRITE-DOWN
           Distribution consolidation                             29
           Systems integration                                    26
           Store closures                                         25
           Administration integration                              3
                                                               -----
                                                                  83

         ACCRUED CHARGES
           Systems integration                                     1
           Transaction costs                                       6
           Store closures                                          7
           Administration integration                             12
                                                               -----
                                                                  26
                                                               -----
         Total merger related costs                            $ 269
                                                               =====

         TOTAL CHARGES
           Distribution consolidation                          $  45
           Systems integration                                    77
           Store conversions                                      48
           Transaction costs                                      40
           Store closures                                         32
           Administration integration                             27
                                                               -----
         Total merger related costs                            $ 269
                                                               =====


         Distribution Consolidation
         --------------------------

         Represents costs to consolidate manufacturing and distribution operations and eliminate duplicate facilities. The costs include a $29 write-down to estimated net realizable value for the Hughes distribution center in Southern California. Net realizable value was determined by a market analysis. The facilities are held for sale and depreciation expense for the closed Hughes distribution facility has been suspended. Depreciation expense in the second and third quarters would have totaled $2 if it had not been suspended. Efforts to dispose of the facilities are ongoing and a sale is expected in 1999. Also included is $13 incurred for incremental labor during the closing of the distribution center and other incremental costs incurred as a part of the realignment of the Company's distribution system.

         Systems Integration
         -------------------

         Represents the costs of integrating systems from QFC, Hughes and Smith's computer platforms into Fred Meyer and Ralphs' platforms and the related conversion of all corporate office and store systems. The asset write-down of $26 includes $18 for computer equipment and related software that have been abandoned and $8 associated with computer equipment at QFC which is being written off over 18 months at which time it will be abandoned. Costs totaling $50 were expensed as incurred and include $27 of incremental operating costs, principally labor, during the conversion process, $14 paid to third parties, and $9 of training costs. Also included are severance costs for system employees who will be terminated as the integration is completed.

         Store Conversions
         -----------------

         Includes the cost to convert 55 Hughes stores to the Ralph's banner, 15 Smitty's stores to the Fred Meyer banner, five QFC stores to the Fred Meyer banner, and three Fred Meyer stores to the Smith's banner. The conversion of the Hughes and QFC stores are substantially complete. Costs totaling $48 represented incremental cash expenditures for advertising and promotions to establish the banner, changing store signage, labor required to remerchandise the store inventory and other services which were expensed as incurred.

         Transaction Costs
         -----------------

         Represents $34 for fees paid to outside parties and employee bonuses that were contingent upon the completion of the mergers and $6 for an employee stay bonus program. The stay bonus program was accrued ratably over the stay period and paid in the fourth quarter of 1998.

         Store Closures
         --------------

         Includes the costs to close four stores identified as duplicate facilities and to sell three stores pursuant to a settlement agreement with the State of California ("AG Stores"). Annual sales and operating income for the four duplicate facilities and three AG Stores are approximately $133 and $3, respectively. The asset write-down represents $6 of book value in excess of sale proceeds, $19 for the write-off of the goodwill associated with the AG Stores, and $7 of lease termination costs. All stores have been closed or sold. The net book value on the AG Stores representing building, fixtures and equipment was written down to an estimated net realizable value of $6. Depreciation expense continues to be recorded at the historical rate.

         Administration Integration
         --------------------------

         Includes $15 for labor and severance costs. $9 has been expended and the employees have been terminated. $9 of this amount is to conform accounting policies of QFC and Hughes to Fred Meyer, including the calculation of bad debt and costs for real estate transactions.

         The following table presents the activity in the reserve accounts for 1998. The beginning balance was zero:


                                                            Cash                 Amount Accrued
                                               Expense    Payments   Reclass   At January 2, 1999
                                               -------    --------   -------   ------------------
                  SYSTEMS INTEGRATION
                     Severance                  $   1      $   -      $  -         $    1
                  TRANSACTION COSTS
                     Stay bonus program             6          6         -              -
                  STORE CLOSURES
                     Lease obligation               7          2         -              5

                  ADMINISTRATION INTEGRATION
                     Severance                     12          8         -              4
                                                -----      -----      -----        ------

                  Total amounts included in
                     current liabilities        $  26      $  16      $  -         $   10
                                                =====      =====      =====        ======

         Severance
         ---------

         Severance relates to 183 Hughes administrative employees in Southern California and 75 QFC administrative employees in Seattle. As of year-end, all of the Hughes employees have been terminated. The QFC employees have been notified of their terminations on various dates ranging from February 15, 1999 to December 31, 1999. Under severance agreements, the amount of severance will be paid over a period following the date of termination.

         Lease Obligation
         ----------------

         Fred Meyer closed a QFC store in the first quarter of 1998 and agreed to dispose of the AG Stores under a settlement agreement with the State of California. The lease obligation represents future contractual lease payments on these stores over the expected holding period, net of any sublease income. The Company is actively marketing the stores to potential buyers and sub-lease tenants.

         Stay Bonus Program
         ------------------

         Represents amounts that were paid under a stay bonus program in the fourth quarter of 1998.

 4.      ONE-TIME EXPENSES

         In the second quarter of 1998, the Company incurred a $41 one-time expense associated with logistics projects. This expense included the costs associated with ending a joint venture related to a warehouse operation that formerly served the Company's Michigan stores and several independent customers. The warehouse is now operated by a third party that distributes the Company's inventory to its Michigan stores. These expenses also included the transition costs related to one of the Company's new warehouses, and one new warehouse facility operated by an unaffiliated entity that provides services to the Company. These costs included carrying costs of the facilities idled as a result of these new warehouses and the associated employee severance costs. The expenses described above included non-cash asset writedowns of $16 and were included in merchandise costs, including warehouse and transportation. The remaining $25 of expenses are summarized as follows:


                                                                 Cash       Amount Accrued
                                                    Expense    Payments   At January 2, 1999
                                                    -------    --------   ------------------

         Employee severance . . . . . . . . . . .     $11         $ 7             $ 4
         Carrying costs of idled facilities . . .       9           3               6
         Ending the Joint Venture . . . . . . . .       5           5               -
                                                      ---         ---             ---
                                                      $25         $15             $10
                                                      ===         ===             ===

         The employee severance costs will be paid through the second quarter of 1999 and we project the carrying costs of the idled warehouse facilities will be paid through 2001.

         Additionally, in the second quarter of 1998, the Company incurred one-time expenses of $12 associated with accounting, data and operations consolidations in Texas. These included the cost of closing eight stores and relocating the remaining Dallas office employees to a smaller facility. These expenses, which included non-cash asset writedowns of $2, were included in operating, general and administrative expenses. Cash expenses paid to date are $1 and the remaining accrual of $9 at January 2, 1999 represents estimated rent or lease termination costs that will be paid on closed stores through 2013.

 5.      ACCOUNTING CHANGE

         In the second quarter of 1998, Kroger changed its application of the Last-In, First-Out, or LIFO method of accounting for store inventories from the retail method to the item cost method. The change was made to more accurately reflect inventory value by eliminating the averaging and estimation inherent in the retail method. The cumulative effect of this change on periods prior to December 28, 1997 cannot be determined. The effect of the change on the December 28, 1997 inventory valuation, which includes other immaterial modifications in inventory valuation methods, was included in restated results for the quarter ended March 21, 1998. This change increased merchandise costs by $90 and reduced earnings before extraordinary loss and net earnings by $56, or $0.21 per diluted share. The Company has not calculated the pro forma effect on prior periods because cost information for these periods is not determinable. The item cost method did not have a material impact on earnings subsequent to its initial adoption.

 6.      TAXES BASED ON INCOME

         The provision for taxes based on income consists of:


                                                  1998         1997         1996
                                               ----------   ----------   -------
         Federal
           Current                               $ 406        $ 254        $ 186
           Deferred                                (49)          81           54
                                                 -----        -----        -----
                                                   357          335          240
         State and local                            20           30           25
                                                 -----        -----        -----
                                                   377          365          265
         Tax credit from extraordinary loss       (162)         (77)          (2)
                                                 -----        -----        -----
                                                 $ 215        $ 288        $ 263
                                                 =====        =====        =====

         A reconciliation of the statutory federal rate and the effective rate follows:

                                                  1998         1997         1996
                                               ----------   ----------   -------
         Statutory rate                           35.0%        35.0%        35.0%
         State income taxes, net of
           federal tax benefit                     3.8          2.8          2.7
         Non-deductible goodwill                   3.2          0.6            -
         Other, net                                1.3         (0.1)           -
                                                 -----        -----        -----
                                                  43.3%        38.3%        37.7%
                                                 =====        =====        =====

         The tax effects of significant temporary differences that comprise deferred tax balances were as follows:

                                                          1998         1997
                                                       ----------   ----------
         Current deferred tax assets:
           Compensation related costs                    $  69        $  43
           Depreciation                                     35           55
           Insurance related costs                          72           63
           Inventory related costs                          54           16
           Net operating loss carryforwards                138            4
           Other                                           116           35
                                                         -----        -----
             Total current deferred tax assets             484          216
                                                         -----        -----



         Current deferred tax liabilities:
           Compensation related costs                     (103)         (85)
           Inventory related costs                         (88)         (86)
           Other                                            (9)         (14)
                                                         -----        -----
             Total current deferred tax liabilities       (200)        (185)
                                                         -----        -----

         Current deferred taxes, net included
           in prepaid and other current assets           $ 284        $  31
                                                         =====        =====

         Long-term deferred tax assets:
           Compensation related costs                    $ 146        $ 138
           Insurance related costs                          92           45
           Lease accounting                                 58           25
           Net operating loss carryforwards                319           65
           Other                                            78           50
                                                         -----        -----
                                                           693          323
           Valuation allowance                            (157)         (12)
                                                         -----        -----
             Long-term deferred tax assets, net            536          311
                                                         -----        -----

         Long-term deferred tax liabilities:
           Depreciation                                   (407)        (483)
           Other                                           (55)         (72)
                                                         -----        -----
             Total long-term deferred tax liabilities     (462)        (555)

         Long-term deferred taxes, net                   $  74        $(244)
                                                         =====        =====



         Long-term deferred taxes, net are included in other assets at January 2, 1999 and other long-term liabilities at December 27, 1997.

         The change in the valuation allowance during 1998 relates to the allocation of the purchase price to Ralphs/Food 4 Less. At January 2, 1999, the Company had net operating loss carryforwards for federal income tax purposes of $1,257 which expire from 2004 through 2017. In addition, the Company has net operating loss carryforwards for state income tax purposes of $641 which expire from 1999 through 2017. The utilization of certain of the Company's net operating loss carryforwards may be limited in a given year.

 7.      PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment, net consists of:


                                                         1998         1997
                                                     -----------  -----------
         Land                                          $   979      $   767
         Buildings and improvements                      2,479        2,094
         Equipment                                       5,288        4,570
         Leasehold improvements                          1,692        1,368
         Construction-in-progress                          492          319
         Leased property under capital leases              468          340
                                                       -------      -------
                                                        11,398        9,458
         Accumulated depreciation                       (4,178)      (3,734)
                                                       -------      -------

                                                       $ 7,220      $ 5,724
                                                       =======      =======

         Accumulated depreciation for leased property under capital leases was $161 at January 2, 1999 and $133 at December 27, 1997.

         Approximately $271 and $369, original cost, of property, plant and equipment collateralizes certain mortgage obligations at January 2, 1999 and December 27, 1997, respectively.

  8.     DEBT OBLIGATIONS

         Long-term debt consists of:


                                                                            1998         1997
                                                                          -------      -------
         Senior Credit Facility                                           $ 3,010      $ 1,746
         Credit Agreement                                                     844        1,262
         6% to 11% Senior Notes and Debentures due through 2018             3,475        1,267
         7.875% to 10.25% mortgages due in varying amounts through 2017       465          692
         Other                                                                365          554
                                                                          -------      -------

         Total debt                                                         8,159        5,521
         Less current portion                                                 311           30
                                                                          -------      -------

         Total long-term debt                                             $ 7,848      $ 5,491
                                                                          =======      =======

         In conjunction with the acquisitions of QFC and Ralphs/Food 4 Less in March 1998, the Company entered into new financing arrangements that refinanced a substantial portion of the Company's debt. The Senior Credit Facility provides for a $1,875 five-year revolving credit agreement and a $1,625 five-year term note. All indebtedness under the Senior Credit Facility is guaranteed by certain of the Company's subsidiaries and collateralized by the stock of those subsidiaries. The revolving portion of the Senior Credit Facility is available for general corporate purposes, including the support of the commercial paper program of the Company. Commitment fees are charged at .30% on the unused portion of the five-year revolving credit facility. Interest on the Senior Credit Facility is at adjusted LIBOR plus a margin of 1.0%. At January 2, 1999, the weighted average interest rate on both the five year term note and the amounts outstanding under the revolving credit facility was 5.9%. The Senior Credit Facility requires the Company to comply with certain ratios related to indebtedness to earnings before interest, taxes, depreciation and amortization ("EBITDA") and fixed charge coverage. In addition, the Senior Credit Facility limits dividends on and redemption of capital stock. The Company may prepay the Senior Credit Facility, in whole or in part, at any time, without a prepayment penalty.

         The Company also has a $1,500 Five Year Credit Agreement and a $500 364-Day Credit Agreement (collectively the "Credit Agreement"). The Five Year facility terminates on May 28, 2002 unless extended or earlier terminated by the Company. The 364-Day Credit Agreement would have terminated in May 1999, but was extended as a $430 facility. The 364-Day facility terminates on May 24, 2000 unless extended, converted into a two year term loan, or earlier terminated by the Company. The 364-Day Credit Agreement would have terminated in May 1999, but was extended as a $430 facility. Borrowings under the Credit Agreement bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time, of (A) the base rate of Citibank, N.A., (B) 1/2% over a moving average of secondary market morning offering rates for three month certificates of deposit adjusted for reserve requirements, and (C) 1/2% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate ("Eurodollar Rate") plus an Applicable Margin. In addition, the Company pays a Facility Fee in connection with the Credit Facility. Both the Applicable Margin and the Facility Fee vary based on the Company's achievement of a financial ratio. At January 2, 1999, the Applicable Margin for the 364-Day facility was .140% and for the Five-Year facility was .120%. The Facility Fee for the 364-Day facility was .060% and for the Five-Year facility was .080%. The Credit Agreement contains covenants which among other things, restrict dividends and require the maintenance of certain financial ratios, including fixed charge coverage ratios and leverage ratios. The Company may prepay the Credit Agreement, in whole or in part, at any time, without a prepayment penalty.

         In December 1998, the Senior Credit Facility and the Credit Agreement were amended to permit the merger of Kroger and Fred Meyer (See note
         2). The amendments, which became effective when the merger was completed, increased interest rates on the Credit Agreement to market rates.

         Unrated commercial paper borrowings of $830 and borrowings under money market lines of $105 at January 2, 1999 have been classified as long-term because the Company expects that during 1999 these borrowings will be refinanced using the same type of securities. Additionally, the Company has the ability to refinance these borrowings on a long-term basis and has presented the amounts as outstanding under the Credit Agreement or the Senior Credit Facility. The money market lines, which generally have terms of approximately one year, allow the Company to borrow from the banks at mutually agreed upon rates, usually below the rates offered under the Senior Credit Facility.

         All of the Senior Notes and Debentures are subject to early redemption at varying times and premiums beginning in 1999. In addition, subject to certain conditions (including repayment in full of all obligations under the Credit Agreement or obtaining the requisite consents under the Credit Agreement), the Company's publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days' notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. "Redemption Event" is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company's Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.


         The aggregate annual maturities and scheduled payments of long-term debt for the five years subsequent to 1998 are:


                  1999                                    $   311
                  2000                                    $   462
                  2001                                    $   385
                  2002                                    $ 1,480
                  2003                                    $ 2,178

         The extraordinary loss in 1998, 1997 and 1996 relates to premiums paid to retire certain indebtedness early and the write-off of related deferred financing costs.

 9.      INTEREST RATE PROTECTION PROGRAM

         The Company uses derivatives to limit its exposure to rising interest rates. The guidelines the Company follows are: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2,300 or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

         The table below indicates the types of derivatives used, their duration, and their respective interest rates. The variable component of each interest rate derivative is based on the 6 month LIBOR using the forward yield curve.


                                                                          1998             1997
                                                                       ----------       -------
         Receive fixed swaps
           Notional amount . . . . . . . . . . . . . . . . . . . . .    $  785           $1,085
           Duration in years . . . . . . . . . . . . . . . . . . . .       2.0              3.0
           Average receive rate. . . . . . . . . . . . . . . . . . .      6.50%            6.33%
           Average pay rate. . . . . . . . . . . . . . . . . . . . .      5.30%            5.79%
         Receive variable swaps
           Notional amount . . . . . . . . . . . . . . . . . . . . .    $  925           $1,345
           Duration in years . . . . . . . . . . . . . . . . . . . .       2.4              2.7
           Average receive rate. . . . . . . . . . . . . . . . . . .      5.57%            5.85%
           Average pay rate. . . . . . . . . . . . . . . . . . . . .      7.09%            6.91%
         Interest rate caps
           Notional amount . . . . . . . . . . . . . . . . . . . . .    $    -           $  200
           Duration in years . . . . . . . . . . . . . . . . . . . .         -               .9
           Average receive rate. . . . . . . . . . . . . . . . . . .         -             5.81%


         At January 2, 1999, the Company had entered into a two year $75 receive variable swap that becomes effective July 1, 1999. In addition, the Company has an interest rate collar which limits the interest rate on a notional amount of $300 to a variable rate between 4.10% and 6.50% until 2003.

10.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Long-term Investments
         ---------------------
         The fair values of these investments are estimated based on quoted market prices for those or similar investments.

         Long-term Debt
         --------------
         The fair value of the Company's long-term debt, including the current portion, thereof, is estimated based on the quoted market price for the same or similar issues. The fair value of commercial paper and long-term debt outstanding under the Company's credit agreements approximates carrying value.

         Interest Rate Protection Agreements
         -----------------------------------
         The fair value of these agreements is based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-ends.

         The estimated fair values of the Company's financial instruments are as follows:



                                                               1998                   1997
                                                       --------------------   ------------------
                                                                  Estimated
                                                       Carrying     Fair      Carrying     Fair
                                                         Value      Value      Value       Value
                                                       -------    ---------   --------    ------
         Long-term investments for which it is
           Practicable .............................   $    96    $    97    $   177    $   178
           Not Practicable .........................   $     9    $    --    $    34    $    --
         Long-term debt for which it is
           Practicable .............................   $ 7,687    $ 7,973    $ 5,005    $ 5,138
           Not Practicable .........................   $   472    $    --    $   516    $    --
         Interest Rate Protection Agreements
           Receive fixed swaps .....................   $    --    $    22    $    --    $    11
           Receive variable swaps ..................        --        (43)        --        (43)
           Interest rate caps and collars ..........        --         (6)         1         --
                                                       -------    -------    -------    -------
                                                       $    --    $   (27)   $     1    $   (32)
                                                       =======    =======    =======    =======

         The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could actually realize. In addition, the Company is not subjected to a concentration of credit risk related to these instruments.

         The investments for which it was not practicable to estimate fair value relate to equity investments accounted for under the equity method and investments in real estate development partnerships for which there is no market. The long-term debt for which it was not practicable to estimate fair value relates to Industrial Revenue Bonds, certain mortgages and other notes for which there is no market.

11.      LEASES

         The Company operates primarily in leased facilities. Lease terms generally range from 10 to 25 years with options to renew at varying terms. Terms of certain leases include escalation clauses, percentage rents based on sales, or payment of executory costs such as property taxes, utilities, or insurance and maintenance. Portions of certain properties are subleased to others for periods of from one to 20 years.

         Rent expense under operating leases consists of:


                                                     1998           1997          1996
                                                  ----------     ----------    -------
         Minimum rentals                            $ 683          $ 515         $ 437
         Contingent payments                           18             14            13
         Sublease income                              (82)           (64)          (57)
                                                    -----          -----         -----
         Net rent expense                           $ 619          $ 465         $ 393
                                                    =====          =====         =====


         Minimum annual rentals for the five years subsequent to 1998 and in the aggregate are:


                                                             Capital      Operating
                                                              Leases       Leases
                                                             -------      ---------
         1999                                                 $ 87         $  657
         2000                                                   77            629
         2001                                                   65            598
         2002                                                   59            553
         2003                                                   54            532
         Thereafter                                            500          4,998
                                                              ----         ------
         Total                                                 842         $7,967
                                                                           ======
         Less estimated executory costs included
           in capital leases                                    16
                                                              ----

         Net minimum lease payments under capital leases       826
         Less amount representing interest                     412
                                                              ----
         Present value of net minimum lease payments
           under capital leases                               $414
                                                              ====



         Total future minimum rentals under noncancellable subleases at January 2, 1999 were $417.

         On March 11, 1998, the Company entered into a $500 five-year synthetic lease credit facility that refinanced $303 in existing lease financing facilities. Lease payments are based on LIBOR applied to the utilized portion of the facility. As of January 2, 1999, the Company had utilized $364 of the facility.

12.      CONTINGENCIES

         The Company continuously evaluates contingencies based upon the best available evidence.

         Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management's estimates, future earnings will be charged or credited.

         The principal contingencies are described below:

         Insurance
         ---------
         The Company's workers' compensation risks are self-insured in certain states. In addition, other workers' compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers' compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

         Litigation
         ----------
         The Company is involved in various legal actions arising in the normal course of business. Although occasional adverse decisions (or settlements) may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

         Purchase commitment
         -------------------
         The Company is a 50% owner of Santee Dairies, L.L.C. ("Santee") and has a 10 year product supply agreement with Santee that requires the Company to purchase 9 million gallons of fluid milk and other products annually. The product supply agreement expires on July 29, 2007. Upon acquisition of Ralphs/Food 4 Less, Santee became excess capacity and a duplicate facility. The Company is currently engaged in efforts to dispose of its interest in Santee, which may result in a loss of approximately $45 in 1999.

13.      WARRANT DIVIDEND PLAN

         On February 28, 1986, Kroger adopted a warrant dividend plan providing for stock purchase rights to owners of the Company's common stock. The Plan was amended and restated as of April 4, 1997. Each share of common stock currently has attached one-half of a right. Each right, when exercisable, entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Preferred Shares, par value $100 per share, at $87.50 per on ten-thousandth of a share. The rights will become exercisable, and separately tradeable, ten business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company's common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including certain acquisitions of the Company in a merger or other business combination transaction, or if 50% or more of the Company's assets or earning power are sold under certain circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of two times the exercise price. At the Company's option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $.01 per right. The rights are subject to adjustment and expire March 19, 2006.

14.      BENEFIT PLANS

         The Company administers non-contributory defined benefit retirement plans for certain non-union employees. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

         In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. The majority of the Company's employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care and life insurance benefits occurs as claims or premiums are paid.

         Information with respect to change in benefit obligation, change in plan assets, net amounts recognized at end of year, weighted average assumptions and components of net periodic benefit cost follows:


                                                                     Pension Benefits      Other Benefits
                                                                   ------------------    ------------------
                                                                     1998        1997      1998      1997
                                                                   --------- --------    --------- --------
              CHANGE IN BENEFIT OBLIGATION:
              Benefit obligation at beginning of year ..........   $   990    $   874    $   255    $   259
              Addition to benefit obligation from acquisitions .        94         39         16         --
              Service cost .....................................        37         28          9         10
              Interest cost ....................................        77         69         18         20
              Plan participants' contributions .................        --         --          4          4
              Amendments .......................................        --         --        (11)        (5)
              Actuarial loss (gain)  ...........................        51         27         15        (13)
              Curtailment credit ...............................        --         --        (17)        --
              Benefits paid ....................................       (57)       (47)       (17)       (20)
                                                                   -------    -------    -------    -------
              Benefit obligation at end of year ................   $ 1,192    $   990    $   272    $   255
                                                                   =======    =======    =======    =======


              CHANGE IN PLAN ASSETS:
              Fair value of plan assets at beginning of year ...   $ 1,153    $   948    $    --    $    --
              Addition to plan assets from acquisitions ........        63         57         --         --
              Actual return on plan assets .....................       206        193         --         --
              Employer contribution ............................        11          2         13         16
              Plan participants' contributions .................        --         --          4          4
              Benefits paid ....................................       (57)       (47)       (17)       (20)
                                                                   -------    -------    -------    -------

              Fair value of plan assets at end of year .........   $ 1,376    $ 1,153    $    --    $    --
                                                                   =======    =======    =======    =======

         Pension plan assets include $167 and $149 of common stock of The Kroger Co. at January 2, 1999 and December 27, 1997, respectively.

                                                              Pension Benefits Other Benefits
                                                              ---------------- --------------
                                                                1998    1997    1998    1997
                                                                ----    ----    ----    ----

         NET AMOUNT RECOGNIZED AT END OF YEAR:
         Funded status at end of year .....................   $ 183    $ 163    $(272)   $(255)
         Unrecognized actuarial gain ......................    (204)    (148)     (35)     (52)
         Unrecognized prior service cost ..................      19       21      (31)     (23)
         Unrecognized net transition asset ................      (5)      (6)   $   1        1
                                                              -----    -----    -----    -----

         Net amount recognized at end of year .............   $  (7)   $  30    $(337)   $(329)
                                                              =====    =====    =====    =====

         Prepaid benefit cost .............................   $  48    $  54    $  --    $  --
         Accrued benefit liability ........................     (55)     (24)    (337)    (329)
                                                              -----    -----    -----    -----
                                                              $  (7)   $  30    $(337)   $(329)
                                                              =====    =====    =====    =====



         WEIGHTED AVERAGE ASSUMPTIONS:
         Discount rate ....................................   6.75%    7.25%    6.75%    7.25%
         Expected return on plan assets ...................   9.50%    9.50%
         Rate of compensation increase ....................   3.25%    3.75%    3.25%    3.75%


         For measurement purposes, a 5 percent annual rate of increase in the per capita cost of other benefits was assumed for 1999 and thereafter.


                                                       Pension Benefits         Other Benefits
                                                     -------------------    --------------------
                                                     1998    1997   1996    1998    1997    1996
                                                     ----    ----   ----    ----    ----    ----
         COMPONENTS OF NET PERIODIC BENEFIT COST
         Service cost ...........................   $ 37    $ 28    $ 26    $  9    $ 10    $ 10
         Interest cost ..........................     77      69      61      18      20      19
         Expected return on plan assets .........    (98)    (82)    (76)     --      --      --
         Amortization of:
             Transition asset ...................     --      (9)     (8)     --      --      --
             Prior service cost .................      2       2       2      (3)     (1)     (1)
             Actuarial (gain) loss ..............      1      --      --      (1)     (1)     --
         Curtailment credit .....................     --      --      --     (17)     --      --
                                                    ----    ----    ----    ----    ----    ----

         Net periodic benefit cost ..............   $ 19    $  8    $  5    $  6    $ 28    $ 28
                                                    ====    ====    ====    ====    ====    ====

         The accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $123 and $69 at January 2, 1999 and $24 and $0 at December 27, 1997.

         Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                                                          1% POINT     1% POINT
                                                                          INCREASE     DECREASE
                                                                          --------     --------
         Effect on total of service and interest cost components ........   $  3        $ (3)
         Effect on postretirement benefit obligation ....................   $ 28        $(24)

         The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 1998, 1997, and 1996 was $40, $32, and $29, respectively.

         The Company participates in various multi-employer plans for substantially all union employees. Benefits are generally based on a fixed amount for each year of service. Contributions and expense for 1998, 1997, and 1996 were $133, $119, and $103, respectively.

15.      STOCK OPTION PLANS

         The Company grants options for common stock to employees under various plans, as well as to its non-employee directors owning a minimum of 1,000 shares of common stock of the Company, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans provide for the exercise of options by exchanging issued shares of stock of the Company. At January 2, 1999,
         7.8 million shares of common stock were available for future options. Options generally will expire 10 years from the date of grant. Currently granted options vest in one year to five years or, for certain options, upon the Company's stock reaching certain pre-determined market prices within ten years from the date of the grant. Outstanding options generally become immediately exercisable upon certain changes of control of the Company.

         Changes in options outstanding under the stock option plans, excluding restricted stock grants were:

                                                   Shares subject    Weighted average
                                                      to option       exercise price
                                                   --------------    ----------------
                                                   (In millions)

         Outstanding, year-end 1995                     33.0             $ 10.32
         Granted                                        10.5             $ 17.92
         Exercised                                      (5.7)            $  8.96
         Canceled or expired                            (2.0)            $ 16.60
                                                        ----

         Outstanding, year-end 1996                     35.8             $ 12.41
         Granted                                         8.3             $ 25.68
         Options of an acquired company                  1.5             $  7.33
         Exercised                                      (7.3)            $ 10.34
         Canceled or expired                             (.5)            $ 12.92
                                                        ----

         Outstanding, year-end 1997                     37.8             $ 15.50
         Granted                                         5.0             $ 41.09
         Exercised                                      (9.5)            $ 12.60
         Canceled or expired                             (.5)            $ 27.25
                                                        ----

         Outstanding, year-end 1998                     32.8             $ 20.39
                                                        ====

         A summary of options outstanding and exercisable at January 2, 1999 follows:


                                            Weighted-Average
             Range of           Number         Remaining      Weighted-Average        Options       Weighted-Average
         Exercise Prices     Outstanding    Contractual Life   Exercise Price       Exercisable      Exercise Price
         ---------------     -----------    ----------------   --------------       -----------      --------------
                            (In millions)      (In years)                          (In millions)

         $ 3.33 - $10.29          5.5             3.0             $  8.08               5.5             $  8.08
          10.57 -  12.97          9.3             5.1               12.07               9.1               11.84
          13.02 -  20.75          7.5             7.4               18.89               5.7               19.05
          21.19 -  41.63          6.8             8.6               30.18               1.8               27.92
          42.13 -  54.47          3.7             9.3               44.64                 -                   -
                                -----                                                 -----

         $ 3.33 - $54.47         32.8             6.5             $ 20.39              22.1             $ 14.16
                                =====                                                 =====

         The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees", and related interpretations in accounting for its plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net earnings and diluted earnings per common share would have been reduced to the pro forma amounts below:


                                                    1998                 1997                1996
                                              ------------------- -------------------  ------------------
                                              Actual    Pro Forma  Actual   Pro Forma  Actual   Pro Forma

         Net earnings                         $  237      $  195  $  465      $  425   $ 433      $  416

         Diluted earnings per common share    $ 0.56      $ 0.46  $ 1.25      $ 1.14   $1.26      $ 1.21


         The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on historical assumptions from each respective Company. These amounts reflected in this proforma disclosure are not indicative of future amounts. The following table reflects the assumptions used for grants awarded in each year to option holders of the respective companies:

                                                                                 1998       1997        1996
                                                                               ---------  ---------   ---------

         Kroger
         ------
         Weighted average expected volatility (based on historical volatility)    26.60%     24.00%      22.70%
         Weighted average risk-free interest rate                                  4.60%      5.70%       6.30%
         Expected term                                                         7.8 years  5.4 years   3.3 years

         Fred Meyer
         ----------
         Weighted average expected volatility (based on historical volatility)    39.37%     33.67%      34.97%
         Weighted average risk-free interest rate                                  5.32%      6.10%       5.77%
         Expected term                                                         5.0 years  5.0 years   5.0 years

         QFC
         ---
         Weighted average expected volatility (based on historical volatility)      n/a      43.50%      44.70%
         Weighted average risk-free interest rate                                   n/a       5.50%       5.12%
         Expected term                                                              n/a   5.0 years   5.0 years



         The weighted average fair value of options granted during 1998, 1997, and 1996 was $19.73, $11.72, and $5.94, respectively.

16.      EARNINGS PER COMMON SHARE

         Basic earnings per common share equals net earnings divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options and warrants.

         The following table provides a reconciliation of earnings before extraordinary loss and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.


                                                     1998                     1997                      1996
                                         ------------------------- ------------------------- -------------------------
                                                            (In millions, except per share amounts)
                                         -----------------------------------------------------------------------------

                                           Income   Shares   Per    Income    Shares   Per    Income    Shares  Per
                                          (Numer-  (Denomi- Share   (Numer-  (Denomi- Share   (Numer-  (Denomi- Share
                                           ator)    nator)  Amount   ator)    nator)  Amount   ator)    nator)  Amount
                                         --------- -------  ------ --------  -------- ------  --------  ------- ------

     Basic earnings per
           common share..............    $    494      408 $ 1.21  $    589       359 $ 1.64  $    436      331 $ 1.32
         Dilutive effect of stock
           options and warrants......           -       18                -        13                -       12
                                         -------- --------         --------  --------         -------- --------

         Diluted earnings per
           common share..............    $    494      426 $ 1.16  $    589       372 $ 1.58  $    436      343 $ 1.27
                                         ======== ========         ========  ========         ======== ========



17.      RELATED-PARTY TRANSACTIONS

         The Company had a management agreement for management and financial services with The Yucaipa Companies ("Yucaipa"), whose managing general partner became Chairman of the Executive Committee of the Board effective May 27, 1999. The arrangement provides for annual management fees of $.5 plus reimbursement of Yucaipa's reasonable out-of-pocket costs and expenses. In 1998, the Company paid to Yucaipa approximately $20 for services rendered in conjunction with the Ralphs/Food 4 Less and QFC mergers and termination fees of Ralphs/Food 4 Less management agreement. This agreement was terminated by Yucaipa upon consummation of the Kroger and Fred Meyer merger (see note 2).

         Yucaipa holds a warrant for the purchase of up to 3.9 million shares of Common Stock at an exercise price of $23.81 per share. Half of the warrant expires in 2005 and half expires in 2006. Additionally, at the option of Yucaipa, the warrant is exercisable without the payment of cash consideration. Under this condition, the Company will withhold upon exercise the number of shares having a market value equal to the aggregate exercise price from the shares issuable.

18.      RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which will require a change in the way that the Company accounts for its interest rate protection agreements. In May 1999, the Financial Accounting Standards Board issued an exposure draft requiring adoption of the standard for all fiscal years beginning after June 15, 2000. Because of the uncertainty of the Company's interest rate protection agreements and potential changes in the debt portfolio as a result of the Fred Meyer merger, the Company has not yet determined the expected impact, if any, that the adoption of the standard will have on the financial statements.

         The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which is effective for fiscal years beginning after December 15, 1998. The Company's accounting policy is consistent with this statement. The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants also issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", which is effective for fiscal years beginning after December 15, 1998. This statement is expected to have no effect on the financial statements.

19.      SUBSEQUENT EVENT

         On January 6, 1999, the Company changed its fiscal year-end to the Saturday nearest January 31 of each year. The first new fiscal year ends January 29, 2000 and includes a 16-week first quarter ending May 22, 1999, and 12-week second, third and fourth quarters ending August 14, 1999, November 6, 1999, and January 29, 2000, respectively.

         On May 20, 1999, the Company announced a distribution in the nature of a two-for-one split, to shareholders of record of common stock on June 7, 1999. The supplemental financial statements do not reflect this distribution.

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders of The Kroger Co.

In our opinion, based upon our audits and the report of other auditors, the accompanying supplemental consolidated balance sheet, and the related supplemental consolidated statements of operations, changes in shareowners' equity (deficit) and cash flows present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at January 2, 1999 and December 27, 1997, and the results of their operations and their cash flows for the years ended January 2, 1999, December 27, 1997, and December 28, 1996, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of a business combination accounted for as a pooling of interests. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Fred Meyer, Inc., a wholly-owned subsidiary, which statements reflect total assets of $10.2 billion and $5.4 billion at January 2, 1999 and December 27, 1997, respectively, and sales of $14.9 billion, $7.4 billion and $4.5 billion for the fiscal years ended January 2, 1999, December 27, 1997 and December 28, 1996, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Fred Meyer, Inc., is based solely on the report of the other auditors. We conducted our audits of the supplemental consolidated statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

As described in Note 5 to the supplemental consolidated financial statements, the Company changed its application of the LIFO method of accounting for store inventories as of December 28, 1997.

The supplemental financial statements give retroactive effect to the merger of The Kroger Co. and Fred Meyer, Inc. on May 27, 1999, which has been accounted for as a pooling of interests as described in note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of The Kroger Co. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.




(PricewaterhouseCoopers LLP)

Cincinnati, Ohio
May 28, 1999

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS COMBINATIONS

On May 27, 1999 Kroger issued 156 million shares of Kroger common stock in connection with a merger, for all of the outstanding common stock of Fred Meyer Inc., which operates stores primarily in the Western region of the United States. On March 9, 1998, Fred Meyer issued 41 million shares of Fred Meyer common stock in connection with a merger, for all of the outstanding stock of Quality Food Centers, Inc. ("QFC"), a supermarket chain operating in the Seattle/Puget Sound region of Washington state, and in Southern California. The mergers were accounted for as poolings of interests, and the accompanying financial statements have been restated to give effect to the consolidated results of Kroger, Fred Meyer and QFC for all years presented.

On March 10, 1998, Fred Meyer acquired Food 4 Less Holdings, Inc. ("Ralphs/Food 4 Less"), a supermarket chain operating primarily in Southern California by issuing 22 million shares of common stock to the Ralphs/Food 4 Less stockholders. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Ralphs/Food 4 Less from the date of acquisition.

On September 9, 1997, Fred Meyer acquired Smith's, a regional supermarket and drug store chain operating in the Intermountain and Southwestern regions of the United States, by issuing 33 million shares of common stock to the Smith's stockholders. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Smith's from the date of acquisition.

On March 19, 1997, QFC acquired the principal operations of Hughes Markets, Inc. ("Hughes"), a supermarket chain operating in Southern California and a 50% interest in Santee Dairies, Inc., one of the largest dairy plants in California. The merger was effected through the acquisition of 100% of the outstanding voting securities of Hughes for approximately $361 million cash , 10 million shares of common stock, and the assumption of $33 million of indebtedness of Hughes. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Hughes from the date of acquisition.

On February 14, 1997, QFC acquired the principal operations of Keith Uddenberg, Inc. ("KUI"), a supermarket chain operating in the western and southern Puget Sound region of Washington. The merger was effected through the acquisition of the outstanding voting securities of KUI for $35 million cash, 2 million shares of common stock and the assumption of approximately $24 million of indebtedness of KUI. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of KUI from the date of acquisition.

RESULTS OF OPERATIONS

The following discussion summarizes our operating results for 1998 compared with 1997 and 1997 compared with 1996. However, 1998 results are not comparable to 1997 results and 1997 results are not comparable to 1996 results due to recent acquisitions (see footnote 2 of the supplemental financial statements). The 1998 results include the results of Ralphs/Food 4 Less from March 10, 1998. The 1997 results include the results of Hughes from March 19, 1997 and Smith's from September 9, 1997 and exclude the results of Ralphs/Food 4 Less.

1998 VS. 1997

Sales
-----

Total sales for 1998 increased 27% or $9.2 billion from $33.9 billion in 1997. For certain Kroger divisions, fiscal 1998 contained 53 weeks compared to 52 weeks in 1997. Adjusting for the extra week, total sales increased 26% or $8.7 billion. The sales increase was driven by recent acquisitions, our capital expenditure program and strong comparable store sales. The Ralphs/Food 4 Less and Smith's acquisitions accounted for $6.9 billion of the increase.

The Kroger Co.'s sales in identical food stores, which includes stores in operation and not expanded or relocated for five quarters, increased 1.0% in 1998. For purposes of this calculation, The Kroger Co. is defined as Kroger and its consolidated subsidiaries before the merger with Fred Meyer. Fred Meyer Inc.'s comparable store sales, which include identical stores plus expanded and relocated stores, increased 3.2% in 1998. For purposes of this calculation, Fred Meyer Inc. is defined as Fred Meyer and its consolidated subsidiaries before the merger with Kroger. The comparable store sales calculation assumed that the

Ralphs/Food 4 Less and Smith's acquisitions occurred at the beginning of the comparable periods and excluded the Hughes and Smitty's stores which are currently being converted to other formats.

Merger Related Costs
--------------------

Fred Meyer is in the process of implementing its plan to integrate Fred Meyer Stores, Ralphs/Food 4 Less, Smith's, QFC and Hughes, resulting in merger related costs of $269 million in 1998. The integration plan includes the consolidation of distribution, information systems, and administrative functions, conversion of 78 store banners, closure of seven stores, and transaction costs incurred to complete the mergers. The costs were reported in the periods in which cash was expended except for $26 million that was accrued for liabilities incurred to discontinue activities and retain key employees and an $83 million charge to write-down assets. The following table presents components of the merger related costs:


         (In millions)                                          1998
         --------------------------------                      -----
         CHARGES RECORDED AS CASH EXPENDED
           Distribution consolidation                          $  16
           Systems integration                                    50
           Store conversions                                      48
           Transaction costs                                      34
           Administration integration                             12
                                                               -----
                                                                 160

         NONCASH ASSET WRITE-DOWN
           Distribution consolidation                             29
           Systems integration                                    26
           Store closures                                         25
           Administration integration                              3
                                                               -----
                                                                  83

         ACCRUED CHARGES
           Systems integration                                     1
           Transaction costs                                       6
           Store closures                                          7
           Administration integration                             12
                                                               -----
                                                                  26
                                                               -----

         Total merger related costs                            $ 269
                                                               =====

         TOTAL CHARGES
           Distribution consolidation                          $  45
           Systems integration                                    77
           Store conversions                                      48
           Transaction costs                                      40
           Store closures                                         32
           Administration integration                             27
                                                               -----
         Total merger related costs                            $ 269
                                                               =====

Distribution Consolidation

These represent costs to consolidate manufacturing and distribution operations and eliminate duplicate facilities. The costs include a $29 million write-down to estimated net realizable value for the Hughes distribution center in Southern California. Net realizable value was determined by a market analysis. The facilities are held for sale and depreciation expense for the closed Hughes distribution facility has been suspended. Depreciation expense in the second and third quarters would have totaled $2 million if it had not been suspended. Efforts to dispose of the facilities are ongoing and a sale is expected in 1999. Also included is $13 million incurred for incremental labor during the closing of the distribution center and other incremental costs incurred as a part of the realignment of the Company's distribution system.

Systems Integration

These represent the costs of integrating systems from QFC, Hughes and Smith's computer platforms into Fred Meyer and Ralphs' platforms and the related conversion of all corporate office and store systems. The asset write-down of $26 million includes $18 million for computer equipment and related software that have been abandoned and $8 million associated with computer equipment at QFC which is being written off over 18 months at which time it will be abandoned. Costs totaling $50 million were expensed as incurred and include $27 million of incremental operating costs, principally labor, during the conversion process, $14 million paid to third parties, and $9 million of training costs. Also included are severance costs for system employees who will be terminated as the integration is completed.

Store Conversions

These include the costs to convert 55 Hughes stores to the Ralph's banner, 15 Smitty's stores to the Fred Meyer banner, five QFC stores to the Fred Meyer banner, and three Fred Meyer stores to the Smith's banner. The conversion of the Hughes and QFC stores are substantially complete. Costs totaling $48 million represented incremental cash expenditures for advertising and promotions to establish the banner, changing store signage, labor required to remerchandise the store inventory and other services which were expensed as incurred.

Transaction Costs

These include $34 million for fees paid to outside parties and employee bonuses that were contingent upon the completion of the mergers and $6 million for an employee stay bonus program. The stay bonus program was accrued ratably over the stay period and was paid in the fourth quarter of 1998.

Store Closures

These include the costs to close four stores identified as duplicate facilities and to sell three stores pursuant to a settlement agreement with the State of California ("AG Stores"). Annual sales and operating income for the four duplicate facilities and three AG Stores are approximately $133 million and $3 million, respectively. The asset write-down represents $6 million of book value in excess of sale proceeds, $19 million for the write-off of the goodwill associated with the AG Stores, and $7 million of lease termination costs. All stores have been closed or sold. The net book value on the AG Stores representing building, fixtures and equipment was written down to an estimated net realizable value of $6 million. Depreciation expense continues to be recorded at the historical rate.

Administration Integration

These include $15 million for labor and severance costs. $9 million has been expended and the employees have been terminated. $9 million of this amount is to conform accounting policies of QFC and Hughes to Fred Meyer, including the calculation of bad debt and costs for real estate transactions.

The following table presents the activity in the reserve accounts for 1998. The beginning balance was zero:

                                                   Cash                 Amount Accrued
         (In millions)                Expense    Payments   Reclass   At January 2, 1999
         --------------------------   -------    --------   -------   ------------------
         SYSTEMS INTEGRATION
            Severance                  $   1      $   -      $  -         $    1
         TRANSACTION COSTS
            Stay bonus program             6          6         -              -
         STORE CLOSURES
            Lease obligation               7          2         -              5
         ADMINISTRATION INTEGRATION
            Severance                     12          8         -              4
                                       -----      -----      -----        ------

         Total amounts included in
            current liabilities        $  26      $  16      $  -         $   10
                                       =====      =====      =====        ======


Severance

Severance relates to 183 Hughes administrative employees in Southern California and 75 QFC administrative employees in Seattle. As of year-end, all of the Hughes employees have been terminated. The QFC employees have been notified of their terminations on various dates ranging from February 15, 1999 to December 31, 1999. Under severance agreements, the amount of severance will be paid over a period following the date of termination.

Lease Obligation

Fred Meyer closed a QFC store in the first quarter of 1998 and agreed to dispose of the AG Stores under a settlement agreement with the State of California. The lease obligation represents future contractual lease payments on these stores over the expected holding period, net of any sublease income. We are actively marketing the stores to potential buyers and sub-lease tenants.

Stay Bonus Program

Represents amounts that were paid under a stay bonus program in the fourth quarter of 1998.

One-Time Expenses
-----------------

In the second quarter of 1998, we incurred a $41 million pre-tax, $25 million after-tax or $.09 per diluted share, one-time expense associated with logistics projects. This expense included the costs associated with ending a joint venture related to a warehouse operation that formerly served our Michigan stores and several independent customers. The warehouse is now operated by a third party that distributes our inventory to our Michigan stores. These expenses also included the transition costs related to one of our new warehouses, and one new warehouse facility operated by an unaffiliated entity that provides services to us. These costs included carrying costs of the facilities idled as a result of these new warehouses and the associated employee severance costs. The expenses described above included non-cash asset writedowns of $16 million and were included in merchandise costs, including warehouse and transportation. The remaining $25 million of expenses are summarized as follows:


                                                        Cash       Amount Accrued
(In millions)                              Expense    Payments   At January 2, 1999
----------------------------------------   -------    --------   ------------------

Employee severance .....................     $11        $ 7             $ 4
Carrying costs of idled facilities .....       9          3               6
Ending the Joint Venture ...............       5          5              --
                                             ---        ---             ---
                                             $25        $15             $10
                                             ===        ===             ===

The employee severance costs will be paid through the second quarter of 1999 and we project the carrying costs of the idled warehouse facilities will be paid through 2001.

Additionally, in the second quarter of 1998, we incurred one-time expenses of $12 million pre-tax, $7 million after-tax or $.03 per diluted share, associated with accounting, data and operations consolidations in Texas. These included the cost of closing eight stores and relocating the remaining Dallas office employees to a smaller facility. These expenses, which included non-cash asset writedowns of $2 million, were included in operating, general and administrative expenses. Cash expenses paid to date are $1 million and the remaining accrual of $9 million at January 2, 1999 represents estimated rent or lease termination costs that will be paid on closed stores through 2013.

Accounting Change
-----------------

In the second quarter of 1998, Kroger changed its application of the Last-In, First-Out, or LIFO method of accounting for store inventories from the retail method to the item cost method. The change was made to more accurately reflect inventory value by eliminating the averaging and estimation inherent in the retail method. The cumulative effect of this change on periods prior to December 28, 1997 cannot be determined. The effect of the change on the December 28, 1997 inventory valuation, which includes other immaterial modifications in inventory valuation methods, was included in restated results for the quarter ended March 21, 1998. This change increased merchandise costs by $90 million and reduced earnings before extraordinary loss and net earnings by $56 million, or $0.21 per diluted share. We have not calculated the pro forma effect on prior periods because cost information for these periods is not determinable. The item cost method did not have a material impact on earnings subsequent to its initial adoption.

Merchandise Costs
-----------------

Merchandise costs include advertising, warehousing and transportation expenses. Merchandise costs, net of one-time expenses, the accounting change and LIFO charge, as a percent of sales were 73.46% in 1998 and 75.06% in 1997. Coordinated purchasing, category management, technology related efficiencies and increases in private label sales caused the decline.

Operating and Administrative Expenses
-------------------------------------

Operating and administrative expenses as a percent of sales were 18.0% in 1998 and 17.9% in 1997. The slight increase was due to higher incentive payouts based on our 1998 performance and $12 million of one-time expenses. These were partially offset by the suspension of contributions to certain multi-employer pension and benefit plans totaling $45 million for 1998.

Income Taxes
------------

The effective tax rate increased to 43.3% in 1998 from 38.3% in 1997 due to acquisitions accounted for under the purchase method of accounting resulting in goodwill amortization that is not deductible for tax purposes. Goodwill amortization was $92 million in 1998 and $16 million in 1997.

Net Earnings
------------

Net earnings and the effects of merger related costs, one-time expenses, the accounting change and extraordinary losses for the two years ended January 2, 1999 were:



(In millions)                                                           1998     1997
--------------------------------------------------------------------    ----     ----
Earnings before extraordinary loss excluding merger related costs,
  one-time expenses and the accounting change ......................   $ 763    $ 589
Merger related costs, net of income tax benefit ....................     181       --
One-time expenses, net of income tax benefit .......................      32       --
Accounting change, net of income tax benefit .......................      56       --
                                                                       -----    -----

Earnings before extraordinary loss .................................     494      589
Extraordinary loss, net of income tax benefit ......................    (257)    (124)
                                                                       -----    -----

Net Earnings .......................................................   $ 237    $ 465
                                                                       =====    =====

Diluted earnings per share before extraordinary loss excluding
  merger related costs, one-time expenses and accounting change ....   $1.79    $1.58


Extraordinary losses were from the early retirement of debt. In addition to the above mentioned items, net earnings in 1998 compared to 1997 were affected by net interest expense of $645 million in 1998 compared to $388 million in 1997 and depreciation and amortization expenses of $837 million in 1998 compared to $590 million in 1997.

EBITDA
------

Our Credit Agreement, Senior Credit Facility and the indentures underlying approximately $377 million of publicly issued debt, contain various restrictive covenants. Many of these covenants are based on earnings before interest, taxes, depreciation, amortization and LIFO charge, or EBITDA. The ability to generate EBITDA at levels sufficient to satisfy the requirements of these agreements is a key measure of our financial strength. We do not intend to present EBITDA as an alternative to any generally accepted accounting principle measure of performance. Rather, we believe the presentation of EBITDA is important for understanding our performance compared to our debt covenants. The calculation of EBITDA is based on the definition contained in our Credit Agreement. This may be a different definition than other companies use. We were in compliance with all Credit Agreement, Senior Credit Facility and indenture covenants on January 2, 1999.

EBITDA for 1998 increased 22% to $2.4 billion from $1.9 billion in 1997. Excluding merger related costs, one-time expenses and the accounting change, EBITDA for 1998 would have been $2.8 billion. EBITDA increased primarily due to recent acquisitions, economies of scale resulting from increased sales and from the efficiencies mentioned in "Merchandise Costs" above.

1997 VS. 1996

Sales
-----

Our total sales for 1997 increased 14% or $4.2 billion from $29.7 billion in 1996. The sales increase was driven by business acquisitions, our capital expenditure program and strong comparable store sales. Sales from acquired stores accounted for $2.3 billion of the increase.

The Kroger Co.'s sales in identical food stores, which includes stores in operation and not expanded or relocated for five quarters, were flat in 1997. For purposes of this calculation, The Kroger Co. is defined as Kroger and its consolidated subsidiaries before the merger with Fred Meyer. Fred Meyer Inc.'s comparable store sales, which include identical stores plus expanded and relocated stores, increased 6.5% in 1997. For purposes of this calculation, Fred Meyer Inc. is defined as Fred Meyer and its consolidated subsidiaries before the merger with Kroger.

Merchandise Costs
-----------------

Merchandise costs include advertising, warehousing and transportation expenses. Merchandise costs, net of LIFO charge, as a percent of sales were 75.06% in 1997 and 75.67% in 1996. Coordinated purchasing, category management, technology related efficiencies and increases in private label sales were primarily responsible for the decline. Also contributing to the decline were increased 1996 merchandise costs resulting from work stoppages in Colorado.

Operating and Administrative Expenses
-------------------------------------

Operating and administrative expenses as a percent of sales were 17.9% in 1997 and 17.8% in 1996. The increase is due to acquired companies that have a higher ratio of operating and administrative expenses to sales than we had before the acquisitions.

Income Taxes
------------

The effective tax rate increased to 38.3% in 1997 from 37.7% in 1996 due to acquisitions accounted for under the purchase method of accounting resulting in goodwill amortization that is not deductible for tax purposes. Goodwill amortization was $16 million in 1997 and $1 million in 1996.

Net Earnings
------------

Net earnings increased 7% or $32 million from $433 million in 1996. Net earnings in 1997 compared to 1996 were affected by extraordinary losses, net of income tax benefits, of $124 million in 1997 and $3 million in 1996. Extraordinary losses were from the early retirement of debt. Also, net earnings were affected by net interest expense of $388 million in 1997 compared to $349 million in 1996 and depreciation and amortization expenses of $592 million in 1997 compared to $480 million in 1996.

EBITDA
------

EBITDA for 1997 increased 26% to $1.9 billion from $1.5 billion in 1996. Excluding the effect of strikes in the King Soopers and City Market divisions, EBITDA would have been approximately $1.6 billion in 1996. As in 1998, EBITDA increased primarily due to business acquisitions, economies of scale resulting from increased sales and from the efficiencies mentioned in "Merchandise Costs" above.

LIQUIDITY AND CAPITAL RESOURCES

Debt Management
---------------

We intend to use the combination of cash flows from operations and borrowings under credit facilities to finance capital expenditure requirements for 1999, currently budgeted to be approximately $1.5-$1.6 billion. If determined preferable, we may fund capital expenditure requirements by mortgaging facilities, entering into sale/leaseback transactions, or by issuing additional debt or equity.

We have several lines of credit totaling $3.9 billion, with $1.7 billion in unused balances at January 2, 1999. In addition, we have a $500 million synthetic lease credit facility and a $125 million money market line with unused balances of $136 million and $20 million, respectively, at January 2, 1999. During May 1999, the 364-Day Credit Agreement was extended as a $430 million facility.

Total debt, including capital leases and current portion thereof, increased $2.6 billion to $8.2 billion in 1998 and $1.4 billion to $5.5 billion in 1997. Business acquisitions accounted for under the purchase method of accounting primarily caused the increases. We purchased a portion of the debt issued by the lenders of some structured financings in an effort to reduce our effective interest expense. We also prefunded $200 million of employee benefit costs at year-end 1998 compared to $168 million at year-end 1997 and $110 million at year-end 1996. If we exclude the debt incurred to make these purchases, which we classify as investments, and the prefunding of employee benefits, our total debt would have been $7.9 billion at year-end 1998, compared to $5.2 billion at year-end 1997 and $3.9 billion at year-end 1996. We utilize interest rate swaps to manage net exposure to interest rate changes related to our portfolio of borrowings. See footnotes 8 and 9 of our supplemental financial statements, and "Quantitative and Qualitative Disclosures About Market Risks" below for further detail on our debt portfolio and interest rate swaps.

In addition to the available credit mentioned above, we may sell up to $2 billion of securities under a shelf registration statement previously filed with the Securities and Exchange Commission.

Cash Flow
---------

Operating cash flow increased 65% or $725 million in 1998 and 52% or $382 million in 1997. The increases were primarily due to changes in operating assets and liabilities that provided $455 million of cash in 1998 and used $133 million of cash in 1997 and $249 million of cash in 1996. The increases also included non-cash charges from extraordinary losses, depreciation expense and goodwill amortization totaling $1,094 million in 1998, $716 million in 1997 and $483 million in 1996.

Cash used by investing activities increased 24% or $287 million in 1998 and 31% or $279 million in 1997. Investing activities consisted primarily of capital expenditures and business acquisitions. Capital expenditures were $1,646 million in 1998, $942 million in 1997 and $914 million in 1996 (see "Capital Expenditures" below for further detail). Cash used for business acquisitions, net of cash acquired, was $86 million in 1998, $354 million in 1997 and $0 in 1996.

Cash used in financing activities was $257 million 1998 compared to cash provided by financing activities of $118 million in 1997 and $165 million in 1996. In addition to finance charges of $118 in 1998, $33 million in 1997 and $18 million in 1996 related to debt issues, we paid premiums of $308 million in 1998, $127 million in 1997 and $4 million in 1996 to retire debt early. The table below provides information about debt repurchases and redemptions for the three years ended January 2, 1999.


(In millions)                                             1998     1997     1996
------------------------------------------------------   ------   ------   -------
Senior debt repurchases and redemptions ..............   $1,246   $  117   $   23
Senior subordinated debt repurchases .................   $  835   $  889   $  161
Term note repurchases ................................   $1,047   $  654   $    -
Mortgage loan prepayments ............................   $  219   $  178   $    -


We used the proceeds from the issuance of new senior debt, additional bank borrowings and cash generated from operations to make these repurchases, redemptions and prepayments.

Common Stock Repurchase Program
-------------------------------

On January 29, 1997, we began repurchasing common stock in order to reduce dilution caused by our stock option plans for employees. These repurchases were made using the proceeds, including the tax benefit, from options exercised. Further repurchases of up to $100 million of common stock were authorized by the Board of Directors during October 1997. We made open market purchases totaling $122 million in 1998, $85 million in 1997 and $70 million in 1996. On October 18, 1998, we rescinded the repurchase program as result of execution of the merger agreement between Kroger and Fred Meyer.

CAPITAL EXPENDITURES

Capital expenditures totaled $1,646 million in 1998 compared to $942 million in 1997 and $914 million in 1996. The table below shows our storing activity for food stores and multi-department stores:


                                               1998      1997      1996
                                              ------    ------    -----
Beginning of year .........................    1,660     1,465     1,427
Opened ....................................      101        71        80
Acquired ..................................      572       167         7
Closed ....................................     (142)      (43)      (49)
                                              ------    ------    ------
End of year ...............................    2,191     1,660     1,465
                                              ======    ======    ======


EFFECT OF INFLATION

While management believes that some portion of the increase in sales is due to inflation, it is difficult to segregate and to measure the effects of inflation because of changes in the types of merchandise sold year-to-year and other pricing and competitive influences. By attempting to control costs and efficiently utilize resources, we strive to minimize the effects of inflation on operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which will require a change in the way that we account for interest rate protection agreements. In May 1999, the Financial Accounting Standards Board issued an exposure draft requiring adoption of the standard for all fiscal years beginning after June 15, 2000. Because of the uncertainty of our interest rate protection agreements in light of potential changes in the debt portfolio as a result of the Fred Meyer merger, we have not yet determined the expected impact, if any, that the adoption of the standard will have on the financial statements.

The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which is effective for fiscal years beginning after December 15, 1998. Our accounting policy is consistent with this statement. The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants also issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", which is effective for fiscal years beginning after December 15, 1998. This statement is expected to have no effect on the financial statements.

OTHER ISSUES

On January 6, 1999, we changed our fiscal year-end to the Saturday nearest January 31 of each year. This change is disclosed in our Current Report on Form 8-K dated January 6, 1999. Our first new fiscal year will end January 29, 2000. It includes a 16-week first quarter ending May 22, 1999, and 12-week second, third and fourth quarters ending August 14, 1999, November 6, 1999, and January 29, 2000, respectively. We filed separate audited financial statements covering the transition period from January 3, 1999 to January 30, 1999 on a Current Report on Form 8-K dated May 10, 1999. These financial statements include Kroger and its consolidated subsidiaries before the merger with Fred Meyer.

On May 20, 1999, we announced a distribution in the nature of a two-for one stock split. Shareholders of record of common stock on June 7, 1999 will receive one common share for each share held on that date. The supplemental financial statements do not reflect this distribution.

We are a 50% owner of Santee Dairies, L.L.C. ("Santee") and have a 10 year product supply agreement with Santee that requires us to purchase 9 million gallons of fluid milk and other products annually. The product supply agreement expires on July 29, 2007. Upon acquisition of Ralphs/Food 4 Less, Santee became excess capacity and a duplicate facility. We are currently engaged in efforts to dispose of our interest in Santee which may result in a loss of approximately $45 in 1999.

We are party to more than 336 collective bargaining agreements with local unions representing approximately 218,000 employees. During 1998 we negotiated 68 labor contracts without any material work stoppages. Typical agreements are 3 to 5 years in duration and, as agreements expire, we expect to enter into new collective bargaining agreements. In 1999, 95 collective bargaining agreements will expire. We cannot be certain that agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material adverse effect on the results of our operations.

OUTLOOK

Statements elsewhere in this report and below regarding our expectations, hopes, beliefs, intentions or strategies are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties and other factors could cause actual results to differ materially from those statements. In particular:

    - We obtain sales growth from new square footage, as well as from increased productivity from existing locations. We expect 1999 full year square footage to grow 4.5% to 5.0%. We expect to continue to realize savings from economies of scale in technology and logistics, some of which may be reinvested in retail price reductions to increase sales volume and enhance market share.

    - We expect combination stores to generate higher sales per customer by the inclusion of numerous specialty departments, such as pharmacies, seafood shops, floral shops and bakeries. We believe the combination store format will allow us to withstand continued competition from other food retailers, supercenters, mass merchandisers and restaurants.

    - We believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

    - We expect to continue capital spending in technology focusing on improved store operations, logistics, procurement, category management, merchandising and distribution practices, which should continue to reduce merchandising costs as a percent of sales.

    -    We expect to reduce working capital over the next 2 years.

    - In the second quarter of 1998 we raised our earnings per share target to a 15%-17% average annual increase over fiscal years 1999-2001 from the previously stated target of a 13%-15% average annual increase. Assuming consummation of the merger referenced in the "Other Issues" section above, we are raising our earnings per share target to a 16%-18% average annual increase over the next three years effective with the year 2000.

    - We expect capital expenditures for the year to total $1.5-$1.6 billion compared to $1.6 billion during 1998. Capital expenditures reflect Kroger's strategy of growth through expansion and acquisition as well as our emphasis, whenever possible, on self-development and ownership of store real estate, and on logistics and technology improvements.

    - We are dependent on computer hardware, software, systems and processes ("IT Systems") and non-information technology systems such as telephones, clocks, scales and refrigeration controllers, and other equipment containing embedded microprocessor technology ("Non-IT Systems"). These systems are used in several critical operating areas including store and distribution operations, product merchandising and procurement, manufacturing plant operations, inventory and labor management, and accounting and administrative systems.

YEAR 2000 READINESS DISCLOSURE

We are currently working to resolve the potential effect of the year 2000 on the processing of date-sensitive information within these various systems. The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of our programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

We have developed a plan to assess and update our IT Systems and Non-IT Systems for year 2000 compliance requirements and provide for continued functionality. The plan consists of three major phases:

    1) create an inventory of systems subject to the year 2000 problem and assess the scope of the problem as it relates to those systems

    2)   remediate any year 2000 problems

    3)   test and implement systems subsequent to remediation

         The chart below shows the estimated completion status of each of these phases expressed as a percent of completion as of the end of 1998.


         Phase                        1         2         3
         ----------------           ----      ----      ---
         IT Systems                  95%       79%       59%
         Non-IT Systems              83%       48%       25%


This summary includes all IT and Non-IT Systems without regard to their effect on the operation of the Company. We expect to complete assessment and remediation of these by the end of the second quarter of 1999. We will continue to test our systems, including a simulation of the year 2000, and expect to complete all work by the end of the third quarter of 1999.

Critical business partners have been contacted for their status on year 2000 readiness. Based on our assessment of their responses, we believe that the majority of our business partners are taking action for year 2000 readiness. Notwithstanding the substantial efforts by us and our key business partners, we could potentially experience disruptions to some aspects of our various activities and operations. Consequently, in conjunction with the Plan, management is formulating contingency plans for critical functions and processes, which may be implemented to minimize the risk of interruption to our business in the event of a year 2000 occurrence.

Contingency planning, which utilizes a business process approach, focuses on the following priorities: ability to sell products to customers, continuously replenish stores with goods (ordering and distribution), pay employees, collect and remit on outstanding accounts, meet other regulatory and administrative needs, and address merchandising objectives. We expect that documented contingency plans for critical business processes will be in place by the end of the third quarter of 1999.

The total estimated cost for the project, over a four year period, is $60 million, most of which is being expensed as incurred. This cost is being funded through operating cash flow. This represents an immaterial part of our information technology budget over the period. Costs incurred to date totalled $24 million at January 2, 1999.

If we, our customers or vendors are unable to resolve processing issues in a timely manner, it could result in the disruption of the operation of IT Systems and or Non-IT Systems, and in a material financial risk. We believe that we have allocated the resources necessary to mitigate all significant year 2000 issues in a timely manner.

Inflationary factors, increased competition, construction delays, and labor disputes could affect our ability to obtain expected increases in sales and earnings. Delays in store maturity, increased competition and increased capital spending could adversely affect the anticipated increase in sales per square foot. Increases in gross profit rate may not be achieved if start-up costs are higher than expected or if problems associated with integrating new systems occur. Increased operating costs and changes in inflationary trends could prevent us from reducing operating, general and administrative expenses. New technologies could fail to achieve the desired savings and efficiencies. Net interest expenses could exceed expectations due to acquisitions, higher working capital usage, inflation, or increased competition. Our ability to achieve our storing goals could be hampered by construction delays, labor disputes, increased competition or delays in technology projects.

The effects of the merger and the inherent complexity of computer software and reliance on third party software vendors to interface with our systems could affect the completion of necessary "Year 2000" modifications.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

We use derivatives to limit our exposure to rising interest rates. During 1998 we followed these guidelines in using derivatives:

   - use average daily bank balance to determine annual debt amounts subject to interest rate exposure,

   - limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2.3 billion or less,

   -     include no leveraged derivative products, and

   - hedge without regard to profit motive or sensitivity to current mark-to-market status.

We review compliance with these guidelines annually with the Financial Policy Committee of our Board of Directors. In addition, our internal auditors review compliance with these guidelines on an annual basis. These guidelines may change as our business needs dictate.

The table below provides information about our interest rate derivative and underlying debt portfolio. The amounts each year represent the contractual maturities of long-term debt, excluding capital leases, and the outstanding notional amount of interest rate derivatives. Interest rates reflect the weighted average for the maturing instruments. The variable component of each interest rate derivative and variable rate debt is based on 6 month LIBOR using the forward yield curve as of January 2, 1999. The Fair-Value column includes only those debt instruments for which it is reasonably possible to calculate a fair value and interest rate derivatives as of January 2, 1999 (see footnote 10 of our supplemental financial statements).


                                             EXPECTED YEAR OF MATURITY
                           ------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)      1999      2000      2001         2002        2003    THEREAFTER  TOTAL    FAIR-VALUE
-------------------------  --------  ---------  --------     -------    ---------  ---------- -------   ----------
LONG-TERM DEBT:
Fixed rate ...............      193       240        28         168         330       3,339     4,298     4,112
Average interest rate ....     8.97%     6.18%     7.21%       9.27%       7.56%       7.65%
Variable rate ............      118       222       357       1,312       1,848           4     3,861     3,861
Average interest rate ....     5.69%     5.75%     5.91%       6.02%       6.02%       6.04%

INTEREST RATE DERIVATIVES:
Variable to fixed ........      963       753       392          88          65          59     1,000       (43)
Average pay rate .........     7.08%     7.05%     7.24%       6.71%       6.80%       6.80%     7.07%
Average receive rate .....     5.10%     5.16%     5.32        5.43%       5.43%       5.45%     5.19%

Fixed to variable ........      695       493       250         150          --          --       785        22
Average pay rate .........     5.10%     5.16%     5.32%       5.43%                             5.19%
Average receive rate .....     6.39%     6.27%     6.86%       6.86%                             6.47%

We also have an interest rate collar which limits the interest rate on a notional amount of $300 million to a variable rate between 4.10% and 6.50% until 2003. It was not practicable to determine a fair value for $472 million of fixed rate debt.